UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 12, 2013

Endeavour International Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	001-32212	88-0448389
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

811 Main Street, Suite 2100, Houston, Texas		77002
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(713) 307-8700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On December 12, 2013, Endeavour Energy UK Limited (“EEUK”), a wholly-owned subsidiary of Endeavour International Corporation, entered into a Deed of Grant of Production Payment (the “Monetary Production Payment”) with Sand Waves S.A. (the “Investors”), an unaffiliated third party entity in which we have no interest or control, providing for a production payment over a portion of the sales proceeds from our production from the Rochelle field located in the UK sector of the North Sea. The Investors are required to look solely to the proceeds from the sale of production from the Rochelle field for satisfaction and discharge of all amounts due under the Monetary Production Payment.

The Monetary Production Payment provides for the sale by EEUK of a production payment for a purchase price of $25 million with an expected implied cost of 9.75%. Obligations under the Monetary Production Payment will cease upon the earlier of the repayment of amounts outstanding under the Monetary Production Payment or production from the Rochelle license permanently ceasing. The Monetary Production Payment is scheduled to be repaid over a two year period.

Our obligations under the Monetary Production Payment are secured by first priority liens over our interests in the license and related joint operating agreements and sales proceeds accounts. Our obligations are also secured by second priority liens over certain of our other licenses, joint operating agreements and assets. Such second priority liens are subordinated to the security granted to the holders of our revolving credit facility dated April 12, 2012 pursuant to an intercreditor agreement.

Unless the context otherwise requires, references to “Endeavour”, “we”, “us” or “our” mean Endeavour International Corporation and our consolidated subsidiaries.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Endeavour International Corporation

December 18, 2013	By:	/s/ Stanley W. Farmer

Name: Stanley W. Farmer
Title: Vice President and Chief Accounting Officer